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            Consent of Independent Registered Public Accounting Firm


The Board of Directors of ICAP Funds, Inc.:

We consent to the use of our report dated February 21, 2008, with respect to the financial statements of ICAP Funds Inc., comprising the MainStay ICAP Equity, MainStay ICAP Select Equity and MainStay ICAP International Funds (collectively, the "Funds"), as of December 31, 2007, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and in the introduction to and under the headings "Portfolio Holdings Disclosure Policy" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.


/s/ KPMG LLP

Philadelphia, Pennsylvania
April 15, 2008